EXHIBIT 10.17

M&T BANK CORPORATION

EMPLOYEE SEVERANCE PAY PLAN AND SUMMARY PLAN DESCRIPTION

(Restated June 1, 2021)

ARTICLE 1.

ESTABLISHMENT OF THE PLAN

Section 1.1. Establishment of the Plan. M&T Bank Corporation hereby restates the M&T Bank Corporation Employee Severance Pay Plan (the “Plan”). The Plan is designed to provide severance pay and other benefits to eligible employees of M&T Bank Corporation and its direct and indirect subsidiaries (collectively, the “Company”) who are involuntarily terminated because of a reduction in force, outsourcing, or elimination of positions in an effort to aid the employees during their transition to other employment opportunities. The Plan is a welfare benefit plan governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is intended to meet the definition of a “severance pay plan” under Department of Labor Regulations Section 2510.3-2(b).

Section 1.2. Effective Date and Plan Year. The effective date of this Plan restatement is June 1, 2021. The Plan Year will be the 12-month period beginning each January 1 and ending on the following December 31.

ARTICLE 2.

PARTICIPANT

Section 2.1. Eligibility. Each full-time and part-time employee of the Company, whether compensated on a salaried or hourly basis, excluding any employee classified by the Company as fixed-term and excluding any employee who has agreed in writing to a different severance pay arrangement, is a “Participant” in the Plan.

Any person who is treated by the Company as an independent contractor, contingent worker, or a temporary worker, but who is later determined to be an employee, will not be eligible to participate in the Plan. The purpose of this provision is to exclude from participation in the Plan all persons who may actually be common law employees of the Company, but who are not paid as if they were employees, regardless of the reason they are excluded from the payroll, and regardless of whether that exclusion is correct. Moreover, any person who has signed an agreement with the Company stating that he or she is not eligible to participate in the Plan is not eligible to participate in the Plan during the term of that agreement, whether the person is a common law employee or not.

Section 2.2 Employees on Leave. An employee must be actively at work or must become eligible for active duty (i.e., released to return to work prior to or at the time employment is otherwise terminated in accordance with Company policy) to receive a Benefit (defined below), except as otherwise required by law.

ARTICLE 3.

BENEFIT AND PAYMENT OF BENEFIT

Section 3.1 Benefit.

(a)
A Participant will receive a severance pay benefit (“Benefit”) and certain other benefits, as determined in accordance with this Article 3, if the “Plan Administrator” (as hereinafter defined) determines the Participant satisfies the following conditions:

(1)
The Participant applies for the Benefit by completing and signing forms provided by the Plan Administrator and by submitting those forms to the Plan Administrator,

(2)
The Participant’s employment is involuntarily terminated and that termination is a “Qualifying Event,” as defined in Section 3.2, and

(3)
The Participant (i) agrees in a written instrument satisfactory to the Company, in its sole discretion, to release the Company, its employees, agents, and related entities from any and all claims arising out of or related to the Participant’s employment or termination of employment, and (ii) acknowledges the receipt of a Benefit under the Plan is subject to the terms and conditions of the written release. For a Participant to receive a Benefit under this Plan, the release of claims must be received by the Company by the deadline specified in the Participant’s letter agreement setting forth the terms of separation from employment and must not be revoked by the Participant. The Company may extend the deadline for an individual Participant in its sole and absolute discretion, provided such an extension does not result in a violation of Section 409A of the Internal Revenue Code of 1986 (the “Code”).

(b)
Notwithstanding any provision to the contrary, the Company, through the Plan Administrator, may in its sole and absolute discretion enter into alternative severance arrangements or may award a severance benefit to an employee who has been terminated on terms that do not constitute a Qualifying Event under the Plan. In such case no Benefit will be provided to such employee under the Plan. Further, in the case of a Participant who is entitled to severance benefits, or benefits in the nature of severance, under any other severance plan, including any amounts payable under a plan, arrangement or agreement maintained for a special group of employees or pursuant to or resulting from any acquisition, merger, or other corporate reorganization by the Company, no Benefit will be provided to such Participant under the Plan, unless the other severance plan, arrangement or agreement specifically provides for a Benefit under the Plan. Any special rules or terms that may be applicable to such Participants who are entitled to receive Benefits under the Plan will be provided in an appendix to the Plan. The Company, through the Plan Administrator, also may in its sole and absolute discretion arrange for supplemental benefits, or for any benefits described in Section 3.5, to be provided to a Participant on terms that are different from those provided in the Plan.

Section 3.2 Qualifying Event. Subject to Section 3.6, a Qualifying Event is any permanent, involuntary termination of a Participant’s active employment with the Company as a result of a job elimination due to a reduction in force, outsourcing or elimination of position, as determined by the Plan Administrator in his or her sole and absolute discretion, and for the avoidance of doubt, will include any such job elimination occurring in connection with, or as a result of, a “Change in Control” as defined in the M&T Bank Corporation 2019 Equity Incentive Compensation Plan (or successor thereto). The date on which a Participant’s employment officially terminates is called the “Termination Date.”

Section 3.3. Benefit Amount.

(a)
A Participant’s Benefit is equal to the product of (i) his or her “Weekly Pay” (defined below) immediately prior to the Termination Date as determined by the Plan Administrator, and (ii) the number of weeks specified for the Participant’s position and “Years of Service” (defined below) in Appendix A attached hereto.

(b)
In the case of a salaried employee, “Weekly Pay” is the Participant’s annual base salary, excluding those items identified in Section 3.3(e), divided by 52.

(c)
In the case of an hourly employee, “Weekly Pay” is the Participant’s straight time hourly wage rate in effect immediately prior to the Termination Date, excluding those items identified in Section 3.3(e), multiplied by the Participant’s number of scheduled hours” of work per week.

(d)
In the case of a commission-based employee, the amount determined to be the current year’s “Flex Earnings” under the M&T Bank Flexible Benefits Plan, to a maximum of

$200,000, or current base salary, whichever is greater, will be used to derive the amount of Weekly Pay.

(e)
For purposes of Sections 3.3(b), 3.3(c) and 3.3(d), Weekly Pay does not include overtime, shift pay, bonuses, equity awards, commissions, incentive pay, merit awards or any other supplemental payments.

The term, a “Year of Service,” used in Appendix A, means each full year of employment as an employee, beginning with the Participant’s most recent date of hire, during which a Participant was employed for a period of at least six months or more by the Company, or any of its predecessors, including any periods during which an employee was on vacation, sick leave, or other authorized leave.

Section 3.4. Form of Benefit Payment.

(a)
Normal Form of Benefit. A Participant’s Benefit will be paid in periodic installments consistent with the biweekly or other payroll practices in effect at the Company at the Termination Date or thereafter, commencing as soon as administratively practicable following the expiration of the statutory revocation period applicable to the release of claims provided under Section 3.1(a)(3). The first installment will include a “catch-up” payment consisting of all amounts that would have been paid earlier had the payments commenced on the first regular payroll date following the Termination Date. In any event, all payments must be completed by December 31 of the second calendar year following the calendar year of termination.

(b)
Six-Month Delay. If a Participant is a “Specified Employee” (defined below) and it is determined that any portion of the Benefit or all or any portion of the additional benefits provided under the Plan are subject to Code Section 409A, those payments and/or additional benefits that are subject to Code Section 409A will be made only after the date that is six months after the Termination Date (or, if earlier, the date of death of the Participant). A “Specified Employee” for purposes of this Plan is an employee who is determined to be a “specified employee” within the meaning of Code Section 409A and related guidance, based on an identification date of December 31. A Participant who is a Specified Employee on December 31 will be deemed to be a Specified Employee for the 12- month period commencing the following April 1. Payments delayed under this Section 3.4(b) to which a Participant would otherwise be entitled during the first six months following the Termination Date will be accumulated and paid, along with any interest, as soon as administratively practical on or after the day that is six months after the Termination Date. During the period of payment suspension, all amounts accumulated will earn interest at a rate equal to 120% of the monthly compounded applicable federal rate, as in effect under Code Section 1274(d) for the month in which payments would otherwise have commenced.

Section 3.5. Additional Benefits.

(a)
Continuation of Certain Benefits. Subject to the terms of the applicable benefit plans or arrangements, including annual open enrollment and employee contribution requirements where applicable, and to the requirements of any applicable law, a Participant who in the determination and sole and absolute discretion of the Plan Administrator qualifies for a Benefit, or who otherwise qualifies for continued coverage under the particular benefit plan , program, or arrangement described in this Section 3.5, will receive the following additional benefits in accordance with the terms provided below:

(1)
Medical/Dental/Vision Plans. A Participant who is receiving benefits under the Company’s medical, dental, and/or vision programs just prior to the Termination Date will continue to receive Company provided coverage (including any Company contribution toward the cost thereof) under these programs through the end of the month in which the Participant receives the last biweekly severance payment, not to exceed a period of 18 months. Participant contributions for coverage under these programs will be withheld from Benefit payments.

(2)
Life Insurance/Accidental Death and Dismemberment (AD&D). A Participant who is receiving benefits under the Company’s life insurance/AD&D insurance program just prior to the Termination Date will continue to receive coverage under this program (including any Company contribution toward the cost thereof) during the period in which a Participant is receiving payment of his or her Benefit, up to a maximum of six months from the Termination Date. Coverage under the life insurance/AD&D insurance program will end earlier if the Participant becomes covered by group life insurance through another employer. Participant contributions for coverage under the program will be withheld from Benefit payments.

(3)
Medical Reimbursement Account, Limited Purpose Flexible Spending Account, and Health Savings Account. A Participant who is participating in the Company’s Medical Reimbursement Account, Limited Purpose Flexible Spending Account and/or Health

Savings Account just prior to the Termination Date will continue to be eligible to participate in the applicable account through the end of the month in which the Participant receives his or her last bi-weekly severance payment, not to exceed a period of 18 months. A Participant will only receive an employer contribution to his or her Health Savings Account as set forth in the M&T Bank Corporation Flexible Benefits Plan Summary Plan Description. Participant contributions for coverage under these accounts will be withheld from a Participant’s Benefit payments.

(4)
Retirement Benefits. A Participant will continue to be credited with “Hours of Service” (as defined under the M&T Bank Corporation Pension Plan and the M&T Bank Corporation Retirement Savings Plan) for time paid as severance, up to a maximum of 501 hours, subject to the terms of these plans.

(5)
Employee Assistance Plan. Coverage under the Employee Assistance Plan will continue to be available to the Participant and his or her immediate family members during the period in which the Participant is receiving payment of a Benefit under the Plan.

(6)
Employee Discounted Financial Services. The provision of discounted financial services to a Participant is subject to the specifications of the product or service provided. The employee checking account discount will remain in effect during the period in which the Participant is receiving payment of a Benefit under the Plan.

(b)
Bonus. If a Participant is covered under the M&T Bank Corporation Officers Discretionary Incentive Plan and has a Termination Date on or after September 1, the Participant will be paid a pro-rated corporate bonus for the year of termination, calculated by multiplying (i) the number of full months employed during the year of termination, and (ii) the amount of corporate bonus paid for the year prior to the year of termination. If a Participant is covered under a divisional bonus plan, the terms of the divisional bonus plan will govern with respect to any payment, and where silent, payment may be made in the discretion of business line management.

(c)
PTO Payout. Consistent with the PTO Policy, a Participant will be paid for any earned and unused PTO upon termination of employment (however, unused PTO carried over from the prior year will not paid out upon termination of employment).

(d)
Equity Awards. The terms of the Company’s equity award plans or agreements shall govern the vesting and exercise of any equity awards held by the Participant.

(e)
Tuition Reimbursement. Any courses that were authorized by the Company and are in progress at or prior to the Termination Date will be honored in accordance with the provisions of the Company’s Tuition Reimbursement Program and will not be subject to repayment in the event of a Qualifying Event.

(f)
Cessation of Certain Benefits. A Participant whose termination results from a Qualifying Event will not be entitled to the following benefits or to participate in the following plans or programs after the Termination Date, except to the extent expressly allowed by the benefit, plan or program in question, or as otherwise provided in this Plan or required by law:

(1)
Dependent Care Reimbursement Account

(2)
Short Term Disability Benefits and Salary Continuation Pay

(3)
Long Term Disability

(4)
M&T Employee Stock Purchase Plan

(5)
M&T Bank Corporation Retirement Savings Plan

(6)
M&T Bank Corporation Pension Plan

(7)
M&T Bank Corporation Supplemental Pension Plan

(8)
M&T Bank Corporation Leadership Retirement Savings Plan

(9)
M&T Bank Commuter Benefit

(10)
Miscellaneous. Cellular phone service, systems access, car allowances, and corporate credit card authorization will cease upon last day worked or the Termination Date, whichever is earlier. Any undocumented business expenditures or credit card balances will be withheld from the payment of a Benefit until appropriate documentation is approved.

(g)
Modifications. The Company reserves the right to modify or change the terms and conditions of any of the benefits described in Section 3.5 during the period in which a Participant is receiving a Benefit.

(h)
Limitations. Nothing in this Section 3.5 shall be construed as providing a benefit to a Participant that is not otherwise provided in or by the benefit plans, programs or arrangements described in Section 3.5.

Section 3.6. Forfeitures of Benefit. A termination of employment is not a Qualifying Event and the Participant will not be entitled to a Benefit, or any other additional benefits under Section 3.5 of the Plan, if the termination is for any of the reasons listed in this Section 3.6. In addition, a Participant will forfeit his or her right to receive or continue to receive a Benefit and any additional benefits provided under Section 3.5 of the Plan if any of the following events occurs prior to or subsequent to the Termination Date, in either case as determined in the sole and absolute discretion of the Plan Administrator:

(a)
The Participant breaches any written agreement between the Participant and the Company, including but not limited to non-solicitation and non-compete agreements.

(b)
The Participant fails to remain in his or her assigned employment position by either resigning or being terminated for cause after notification of separation and prior to the Termination Date.

(c)
After notification of separation, the Participant acts or fails to act in a manner that results in or is intended to result in detrimental consequences to the Company.

(d)
The Participant improperly discloses proprietary or confidential information or trade secrets of the Company.

(e)
The commission of misconduct or other terminable offense by the Participant.

(f)
The Participant receives an offer of employment by the Company for a position that is comparable in terms of scheduled hours, shift, pay, and job responsibilities, as determined by the Plan Administrator in its sole discretion, unless the new position requires a transfer to a location that adds 25 or more miles one way to the Participant’s current commute or increase the daily one way commute more than 30 minutes. For purposes of this Section 3.6(f), the following changes in scheduled hours, shift, pay, and job responsibilities will still be considered an offer of a comparable position:

(1)
scheduled weekly hours of work are no more than 5 hours for full time and 3 hours for part time less than the Participant’s current weekly scheduled hours, provided eligibility for benefits under the Flexible Benefits Plan is not reduced;

(2)
a shift that does not warrant an adjustment to the Participant’s receipt, or non-receipt, of a shift differential;

(3)
no change to hourly rate of base pay; or

(4)
new job responsibilities that are similar in scope (such as management to management, sales to sales, technical to technical, and clerical to clerical) to the Participant’s current position.

(g)
The Participant receives an offer of employment by a successor or assignee at the time of a merger, sale, outsourcing or other divestiture (“Successor”) for a position that is substantially equivalent in terms of pay and comparable in terms of job responsibilities, unless the new position requires a transfer to a location that adds 25 or more miles one way to the Participant’s current commute or increases the daily one way commute more than 30 minutes.

(h)
The Participant accepts employment during the severance period with a Successor, regardless of whether or not the salary or position is comparable to the Participant’s current salary or position. The severance benefit will be discontinued as of commencement of employment with the Successor.

Section 3.7. Beneficiary. In the event that a Participant dies during the period in which he or she is receiving a Benefit, the remaining Benefit will be paid in a lump sum to the designated beneficiary of record for the Participant under the Company’s life insurance program. If no such beneficiary is designated, the remaining Benefit will be paid as provided under the default provisions of that program.

Section 3.8. Reemployment. If a Participant is reemployed by the Company while a Benefit is still payable under the Plan, all remaining Benefit payments will cease upon first day of rehire or two weeks from offer, whichever comes first.

ARTICLE 4.

ADMINISTRATION OF PLAN

Section 4.1. Appointment of Plan Administrator and Responsibility for Administration of Plan. The Company has appointed the Executive Vice President, Chief Human Resources Officer of M&T Bank as the “Plan Administrator.” The Plan Administrator will administer the Plan in accordance with its terms and has full and discretionary authority to interpret the terms of the Plan in its entirety and any of its provisions. The Plan Administrator may delegate to other persons its responsibilities to control and manage the operation of the Plan, and to the extent of such delegation, Plan Administrator as used in this Plan may also refer to any such delegated persons acting in a delegated capacity.

Section 4.2. Agents. The Plan Administrator may employ such agents, including counsel, as it deems advisable for the administration of the Plan.

Section 4.3. Indemnification. The Company shall indemnify, in the manner and to the extent provided for in the Company’s By-Laws, the Plan Administrator as well as any employee of the Company to whom responsibilities have been delegated under Section 4.1, against any liability incurred in the course of administration of the Plan, except liability arising from their own gross negligence or willful misconduct.

Section 4.4. Records. The Plan Administrator will make a copy of this Plan available for examination by any Participant during the business hours of the Company.

Section 4.5. Liability. Except for its own negligence, willful misconduct or breach of fiduciary duty, the Plan Administrator (nor any agents appointed by the Plan Administrator) will not be liable to anyone for any act or omission in the course of the administration of the Plan.

Section 4.6. Withholding. The Company has the right to deduct or withhold from the Benefit paid under the Plan (or from other amounts payable to a Participant, if necessary) all employment, income or other taxes that are required to be deducted or withheld under any provision of law, as well as all taxes related to any additional benefits that a Participant may continue to receive under Section 3.5 of this Plan in accordance with the Participant’s previous elections with respect to such benefit.

Section 4.7. Claims Procedure. The Plan Administrator has full and discretionary authority to interpret the Plan in its entirety and any of its provisions. Any question as to the eligibility of any employee to become a Participant or receive a Benefit, or as to the computation of a Participant’s Benefit or other benefit under the Plan, will be determined by the Plan Administrator in accordance with the terms of the Plan and the following procedures:

(a)
Filing a Claim. If an individual disputes the Plan Administrator’s decision with respect to his or her eligibility to become a Participant, or does not receive the Benefit to which he or she believes he or she is entitled, that individual (the “Claimant”) must file a claim in writing with the Plan Administrator by submitting a written request to the Corporate Employee Relations Department, located at One M&T Plaza, 7th Floor, Buffalo, New York 14203.

(b)
Plan Administrator’s Notice of Decision. If the Plan Administrator totally or partially denies the claim, the Plan Administrator will notify the Claimant in writing within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require an extension of time to issue the notice of decision, the Plan Administrator must furnish, prior to the end of the initial 90-day period, a written extension notice. In no event may the extension exceed a period of 90 days from the end of the initial 90-day period. The extension notice must indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render a determination.

The written notice of decision will state the specific reason for denial of the claim and make a specific reference to the Plan provisions on which the denial is based. It will describe any additional material the Claimant may need to submit to the Plan Administrator to have the claim approved, and will give the reasons why the material is necessary. In addition, the notice will explain the claim review procedure, the time limits applicable to such claim review procedure, and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

(c)
Appeal of Adverse Benefit Determination. If the Claimant receives a notice that the claim has been denied and disagrees with such denial, the Claimant, or his or her authorized representative, must appeal to the Plan Administrator to review the claim. The Claimant must submit a written request for review to the Plan Administrator within 60 days after the date the written notice of denial of the claim is received. In connection with a request to review an adverse benefit determination, a Claimant, or his or her authorized representative, (1) may submit written comments, documents, records, and other information relating to the claim for consideration by the Plan Administrator; and (2) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. The Plan Administrator’s review will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.

The Plan Administrator will notify a Claimant of the Plan’s benefit determination on review within a reasonable period of time, but not later than 60 days after receipt of the Claimant’s request for review by the Plan, unless the Plan Administrator determines that special circumstances require an extension of time for processing the review. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension will be furnished to the Claimant prior to the termination of the initial 60-day period. In no event will an extension exceed a period of 60 days from the end of the initial 60-day period. The extension notice will describe the special circumstances that require an extension of the time and the date by which the Plan expects to render the determination on review.

In the case of an adverse benefit determination on review, the written notice of determination will include the specific reason or reasons for the adverse determination, a reference to the specific Plan provisions on which the benefit determination is based, a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents records and other information relevant to the Claimant’s claim for benefits, and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

For purposes of this subsection, a document, record or other information will be considered “relevant” to a Claimant’s claim if the document, record or other information (i) was relied upon in making the benefit determination, (ii) was submitted, considered or generated in the course of making the benefit determination, without regard to whether that document, record or other information was relied upon in making the benefit determination, and (iii) demonstrates compliance with the administrative processes and safeguards required in making the benefit determination. The Plan Administrator’s decision is final and conclusive.

(d)
Legal Actions. A Claimant must first exhaust the claims procedure set forth in this Section 4.7 prior to commencing any action under Section 502(a) of ERISA or any similar action against the Plan, the Company, the Plan Administrator, or any agent thereof. Any such action must be commenced within 6 months following the date on which the Claimant has exhausted, or is deemed under ERISA to have exhausted, the claims procedure set forth in this Section 4.7. Further, any such action must be brought in the federal or state courts located in Erie County, New York.

Section 4.8. Contributions and Financing. All benefits required to be paid by the Company under the Plan will be paid as due directly by the Company from its general assets.

ARTICLE 5.

MISCELLANEOUS PROVISIONS

Section 5.1. Terms are Legally Enforceable. The Company intends that the terms of this Plan, including those relating to coverage and benefits, are legally enforceable.

Section 5.2. Plan Exclusively Benefits Employees. The Company intends that the Plan is maintained for the exclusive benefit of employees (including former employees) of the Company.

Section 5.3. Illegality of Particular Provision. The illegality of any particular provision of the Plan will not affect the other provisions, and the Plan will be construed in all other respects as if such invalid provision were omitted.

Section 5.4 Applicable Laws. To the extent not pre-empted by ERISA, the Plan will be governed by the laws of the State of New York without regard to conflicts of law principles.

Section 5.5. Non-Guaranty of Employment. Nothing in this Plan may be construed as granting any Participant a right to employment with the Company.

Section 5.6. ERISA Rights Statement. As a Participant in the Plan, you are entitled to certain rights and protections under ERISA, as follows:

(a) Receiving Information About your Plan and Benefits. ERISA provides that all Plan Participants are entitled to: examine, without charge, at the Plan Administrator’s office and at other specified locations, all documents governing the Plan, including insurance contracts, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration; obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts, and copies of the latest annual report (Form 5500 Series) and updated summary plan description (the Plan Administrator may make a reasonable charge for the copies); and receive a summary of the Plan’s annual financial report (the Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report).

(b) Prudent Actions by Plan Fiduciaries. In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

(c) Enforcing Your Rights. If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court once you have exhausted the Plan’s claims procedure. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d) Assistance With Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution

Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Section 5.7. 409A Compliance. Notwithstanding anything in this Plan to the contrary:

(a) It is intended that all amounts payable under this Plan are either exempt from or comply with Code Section 409A so as not to subject any Participant to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Plan will be construed and interpreted to avoid the imposition of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the greatest extent reasonably possible) the intended benefit payable to the Participants. However, the Company will not be liable to any Participant or beneficiary with respect to any adverse tax consequences arising under Section 409A or other provision of the Code. All terms of this Plan that are undefined or ambiguous must be interpreted in a manner that is consistent with Code Section 409A, if necessary to comply with Code Section 409A.

(b) All reimbursements under this Plan will be made as soon as practicable following submission of a reimbursement request, but no later than December 31 of the year following the year during which the underlying expense was incurred or paid. The amount of expenses eligible for reimbursement, or in-kind benefits provided, during one taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. The right to reimbursement or in- kind benefits is not subject to liquidation or exchange for another benefit.

Section 5.8. Summary Plan Description Additional Disclosure.

Plan Name:	M&T Bank Corporation Employee Severance Pay Plan
Plan Sponsor	M&T Bank Corporation One M&T Plaza Buffalo, New York 14203 (716) 842-4200
Plan Administrator:	Executive Vice President, Chief Human Resources Officer of M&T Bank
Type of Plan:	Welfare plan providing severance benefits
Funding:	Benefits are paid from the general assets of the Company
Employer Identification No:	16-0968385
Plan No.:	512
Plan Year Ends:	December 31
Agent for Service of Legal Process:	M&T Bank Corporation One M&T Plaza Buffalo, New York 14203 (716) 842-4200

ARTICLE 6.

AMENDMENT AND TERMINATION

Section 6.1 Amendment of the Plan. The Company intends to maintain this Plan indefinitely, but reserves the right to amend, modify or terminate the Plan at any time, prospectively or retroactively, for any reason, without notice by action of the Board of Directors of M&T Bank Corporation or as otherwise provided herein. However, no amendment, modification, or termination will reduce or otherwise adversely affect the Benefit of any Participant who is in pay status at the time the amendment, modification or termination is effective. The Plan Administrator, on behalf of the Company, may make modifications or amendments to the Plan that are necessary or appropriate to (i) maintain the Plan as a plan meeting the requirements of the applicable provisions of ERISA or other legal or tax qualification requirements, or (ii) improve or simplify Plan administration; provided, however, that no such modification or amendment shall significantly increase or decrease Benefits payable under the Plan, or significantly alter the Plan’s design.

IN WITNESS WHEREOF, M&T Bank Corporation adopts this restated Plan effective June 1, 2021.

M&T BANK CORPORATION

By: __/s/ Tracy Woodrow_____________

Tracy Woodrow

Executive Vice President

Chief Human Resources Officer

M&T BANK CORPORATION EMPLOYEE SEVERANCE PAY PLAN – APPENDIX A

LEVEL		JOB ELIMINATION BENEFIT (Number of Weeks of Severance Benefit)
OFFICERS	Senior Executive Vice President	Per Agreement - Minimum 52 weeks to a maximum of 104 weeks of Weekly Pay
	Executive Vice President	52 weeks of Weekly Pay
	Senior Vice President	26 weeks of Weekly Pay plus one week for every Year of Service to a maximum of 52 weeks
	Vice President	Twelve weeks of Weekly Pay plus one week for every Year of Service to a maximum of 37 weeks
	Assistant Vice President	Eight weeks of Weekly Pay plus one week for every Year of Service to a maximum of 33 weeks

	Executive Associate (Less Than 5 Years of Service)	Thirteen weeks of Weekly Pay or applicable position elimination benefit, whichever is greater
ASSOCIATES	Grade 56	Four weeks of Weekly Pay plus one week for every Year of Service to a maximum of 29 weeks
Grade 55 and Below

Two weeks of Weekly Pay plus one week for every Year of Service for an employee with less than 10 Years of Service

Three weeks of Weekly Pay plus one week for every Year of Service for an employee with 10 to 19 Years of Service

Four weeks of Weekly Pay plus one week for every Year of Service for an employee with 20 or more Years of Service, to a maximum of 26 weeks